EXHIBIT 99.1

United-Guardian Reports 67% Increase in Earnings

HAUPPAUGE, N.Y., May 10, 2018 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported today that net income for the first quarter of 2018 increased by 67% and gross sales increased by 28% compared with last year’s first quarter. Net income for the quarter jumped from $634,435 ($0.14 per share) to $1,059,862 ($0.23 per share), and gross sales increased from $2,872,722 to $3,666,947.

Ken Globus, President of United-Guardian, stated, “Our strong first quarter results were due to both increased sales of our cosmetic ingredients, which were up 43% over last year’s first quarter, and strong sales of our pharmaceutical products, particularly our Renacidin® Irrigation. We are once again receiving steady orders for one of our Lubrajel® products for sale in China. We are also excited about the reception our new Lubrajel Marine has received in the marketplace. Although it takes time for new cosmetic ingredients to find their way into new cosmetic formulations, we are optimistic that by the end of this year we will start to see larger orders for that product as customer formulations are finalized. We are also hopeful that our new Renacidin web site (www.renacidin.com) and our new social media campaign for that product, which is intended to make more patients and physicians aware of the product and should begin shortly, will also lead to increased sales. Based on the excellent first quarter results, as well as strong April sales, we are optimistic that this is going to be a strong year for us, and that the promising sales trend we have experienced so far this year will continue.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact:
Robert S. Rubinger
Public Relations
(631) 273-0900

NOTE:  This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE QUARTERS ENDED MARCH 31, 2018 and MARCH 31, 2017* STATEMENTS OF INCOME (UNAUDITED)

	THREE MONTHS ENDED MARCH 31,
	2018	2017
Sales:
Gross sales	$3,666,947	$2,872,722
Sales allowances and returns	(147,435)	(86,334)
Net Sales	3,519,512	2,786,388

Costs and expenses:
Cost of sales	1,450,931	1,264,096
Operating expenses	524,114	463,480
Research and development	101,664	189,729
Total costs and expenses	2,076,709	1,917,305
Income from operations	1,442,803	869,083

Other (expense) income:
Investment income	46,782	52,872
Unrealized loss on marketable securities	(135,150)	---
Loss from trade-in of equipment	(12,837)	---
Total other (expense) income	(101,205)	52,872
Income before provision for income taxes	1,341,598	921,955

Provision for income taxes	281,736	287,520

Net income	$1,059,862	$634,435

Earnings per common share (basic and diluted)	$0.23	$0.14

Weighted average shares – basic and diluted	4,594,319	4,594,319

* Additional financial information can be found at the company’s web site at www.u-g.com.